EXCLUSIVE LICENSE AND ROYALTY AGREEMENT

This Agreement is entered into this 6th day of March, 2006, by and between Life Signs Detection Systems, Inc., its officers, directors, shareholders, members, predecessors, successors, parent, subsidiary and all related entities or entities owned in common therewith (collectively the “LSDS”), with its principal place of business at 9304 NE 82nd Ct., Vancouver, WA 98662 and Noninvasive Medical Technologies LLC, its officers, directors, shareholders, members, predecessors and successors, parent, subsidiary and all related entities or entities owned in common therewith (collectively “NMT”), whose principal place of business, is 6412 South Arville Street, Las Vegas, Nevada 89118 .

RECITALS

NMT and LSDS entered into Confidentiality Agreement dated September 21, 2005 whereby the parties agree to share certain confidential information pursuant to the terms and conditions stated therein (“Confidentiality Agreement”).

LSDS represents that it is the owner of certain technology which will provide heartbeat waveform and respiration waveform through two layers of normal wear clothing as more fully defined in Paragraph 2 below (the “LSDS Technology”).

NMT has entered into a contract with the U.S. Military whereby it is developing what is known as the Marco Polo project E-Tag system in connection with its desire to attempt to utilize LSDS’s vital signs monitoring technology.

NMT and LSDS entered into a License Agreement Term Sheet (“LATS”)in December of 2005 pursuant to which the parties have facilitated a transfer of the LSDS Technology to NMT with the understanding that each would enter into this Agreement to more fully set forth their agreement concerning NMT’s use of the LSDS Technology.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by both parties, the parties agree as follows:

1. For and in consideration of the payment of Three Hundred Thousand ($300,000) Dollars (“Initial Payment”) and the royalty payments specified herein by NMT to LSDS, LSDS hereby grants to NMT and/or its successors and assigns a perpetual license to use and further develop the LSDS Technology and acknowledges NMT’s full ownership of any derivative, related or spin-off technologies which directly utilize LSDS’s RF technology for vital signs monitoring (collectively the “Derivative Technologies”). NMT’s perpetual license to use the LSDS technology shall remain in full force and effect and may not be canceled by LSDS or anyone acting on its behalf as long as NMT fulfills its obligations under this Agreement. The Initial Payment will be paid as follows:

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a.	LSDS will be paid Twenty Five Thousand ($25,000.00) Dollars upon NMT’s receipt of the signed original of this Agreement at NMT’s Las Vegas, Nevada office.

b.
A second payment of Twenty Five Thousand ($25,000.00) Dollars will be paid to LSDS upon NMT’s receipt of the components of the LSDS Technology as specified in Paragraph 2 which shall occur not later than January 10, 2006.

c.
NMT will make three (3) additional payments to LSDS of Fifty Thousand ($50,000.00) Dollars, one on February 15, 2006, one on March 15, 2006 and one on April 15, 2006, (for a total of $150,000) so long as LSDS remains in full compliance with this Agreement.

d.	On May 30, 2006, NMT will make a final payment in the amount of One Hundred Thousand Dollars ($100,000.00) to LSDS representing the balance of the Initial Payment.

2.   If not already delivered to NMT pursuant to the LATS, immediately upon the execution of this agreement, LSDS will deliver to NMT one working unit plus three complete sets of components, including design schematics in electronic form, examples of the current “board” and prototype antenna/transducers and related miscellaneous components, algorithms, schematics, circuit descriptions, a bill of materials including suppliers, supplier contact information, ‘PCB’ layout files, and source code for a non-contact vital signs device and all other items necessary to develop the LSDS technology for the Marco Polo project. LSDS hereby consents to have its suppliers who are associated with the LSDS Technology engaged by NMT and agrees to take all reasonable steps to facilitate NMT’s relationship with those suppliers.

3.  (a) Within 21 days of NMT’s receipt of the items specified in Paragraph 2, LSDS will provide at NMT’s request free of charge 16 hours of engineering support in the person of Mike Groh at NMT’s office in Las Vegas, Nevada to assist with the transfer of the LSDS technology to NMT. NMT will arrange and pay for travel expenses. (b) After this date and through May 30, 2006, LSDS will make reasonable efforts to provide itself or identify additional engineering support at NMT’s request. Support by LSDS will be charged at $125 per hour plus travel expenses to be performed at times, places and for a duration to be mutually agreed upon. Other engineering resources are subject to the market rates governing those resources. LSDS’s invoice for any additional engineering support will be payable at the end of each month in which the support services were provided. LSDS’s obligation to provide such engineering support as NMT requires as agreed to in this paragraph is a material condition of this Agreement.

4.  LSDS acknowledges that this Agreement provides NMT a perpetual license to use the LSDS Technology and further acknowledges that NMT shall have exclusive ownership and title to all Derivative Technologies. LSDS agrees that it will not make any use of, develop, sell, transfer, pledge, encumber or create any rights or interests in the LSDS Technology on the part any third party without the express written consent of NMT. LSDS expressly agrees and acknowledges that in the event of its insolvency or bankruptcy, no title or interest in or to the LSDS Technology will be considered to be part of the bankruptcy estate of LSDS, such having been fully conveyed and transferred to NMT by this Agreement in the event of LSDS’s insolvency or bankruptcy.

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5.  In addition to use with the Marco Polo project, NMT will attempt to commercialize the Derivative Technologies to the fullest commercially reasonable extent in both military and civilian markets. In further consideration for this Agreement, LSDS will be identified as a co-inventor of any Derivative Technologies developed by NMT which directly utilize the LSDS Technology, provided, however, that NMT shall exclusively own title and all rights to such Derivative Products. LSDS will receive a royalty of 5% of the actually paid gross sales of any Derivative Products that incorporate LSDS’s RF technology for vital signs monitoring which are based on LSDS’s hardware, software, technology, trade secrets and intellectual property conveyed in Paragraph 2, from commercial sales (“Commercial Royalty”). The Commercial Royalty will be payable annually on June 30 based on actual receipts during the 12 months prior to the royalty payment and the amount of the Commercial Royalty payment shall in no event exceed 50% of the actual net profits on annual commercial sales. LSDS will also receive a royalty of 5% of the actually paid annual gross sales of the E/Tag device as defined above in connection with sales to the military/government, not to exceed 50% of the actual net annual profits defined as actual sales as defined above, minus manufacturing costs, shipping and handling, 7% of the gross for service and 10% of the gross for G &A (“Military Royalty”). The Military Royalty will also be payable annually on June 30 based on gross sales and net profits aggregated over the 12 months prior to the royalty payment. All royalty payments shall be payable at the address in the first paragraph of this agreement. LSDS shall have the right to examine all relevant NMT financial records upon 30 day’s written notice to NMT of its intent to do so for the purpose of auditing and verifying the royalties due and payable. NMT shall provide LSDS a statement of the calculation of the Commercial Royalty and the Military Royalty on May 15 of each year specifying the number of units sold, and gross sales revenue and total profits in the case of Commercial Royalties and the calculation of actual received annual gross sales, manufacturing costs, shipping and handling costs, gross service and G&A costs for Military Royalties. LSDS acknowledges that these statements are to be considered confidential within the meaning of the Non-Disclosure Agreement referred to in the first paragraph under the heading “Recitals.”

6.  Nothing in this Agreement shall be deemed to create any obligations or relationships between the parties which are not expressly stated herein. Neither party shall be considered the agent or co-venturer of the other and neither shall represent to any third party that such relationships exist. NMT shall have no obligation to enter into any other agreement with LSDS nor shall it have any liability whatsoever if it fails to produce civilian or military sales through the use of the LSDS Technology pursuant to this Agreement. NMT has no obligation to utilize the LSDS Technology in connection with the development of any products or other technologies.

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7.  Both parties acknowledge and agree that the terms and requirements of the Confidentiality Agreement shall remain in full force and effect as though fully incorporated into this Agreement and that such shall remain in force for the life of this Agreement.

8.  No waiver or modification of this Agreement or any of its terms shall be valid or enforceable unless it has been reduced to writing and been signed by the party against whom such waiver or modification is asserted. Neither Party shall assign or otherwise transfer any rights conferred upon it by this Agreement without the prior written consent of the other Party. Any such attempt to assign or transfer by such Party without consent shall be null and void, provided, however, that NMT may assign this Agreement or its rights under it to a related or affiliated entity in connection with any sale of all or part of the assets of NMT or in connection with a securities offering. This agreement shall be binding on LSDS and NMT and their respective successors and assigns without limitation.

9.  This Agreement contains the full and complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior representations, agreements and understandings whether oral or written. This Agreement shall be governed by and enforced according to the laws of the State of Michigan, U.S.A and both parties consent to jurisdiction and venue in the Circuit Court for the County of Oakland, Michigan

Accepted and agreed:

Life Signs Detection Systems, Inc. (LSDS) Noninvasive Medical Technologies LLC

/s/ Evan Dudik	/s/ Ronald McCaughan
By: Evan Dudik	By: Ronald McCaughan, Ph.D.
Title: President	Title: President

Date: March 8, 2006	Date: March 9, 2006

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